Exhibit 99.1

Ceres Announces Fiscal Second Quarter 2013 Financial Results

•	Sweet sorghum harvests under way in Brazil.

•	Ceres products outperforming competitors.

•	High-sugar trait validated in sorghum.

THOUSAND OAKS, Calif. – April 11, 2013 – Energy crop company Ceres, Inc. (Nasdaq: CERE) today announced financial results for the quarter ended February 28, 2013 and provided an update on its business in Brazil, its largest immediate commercial opportunity.

The company reported that commercial harvests and yield evaluations of its newest sweet sorghum hybrids have started in Brazil, with the bulk of locations and hectares expected to be harvested in the next several weeks when various plantings reach maturity. Growing conditions during the season have been generally favorable to date, and the majority of hectares appear to have been managed well.

“As we approach harvest, our new generation of products is visibly outperforming the products of our competitors in nearly every instance,” said Richard Hamilton, President and Chief Executive Officer of Ceres. “Our products are planted at significantly more mills and on more hectares than our nearest competitor, and we are gaining a reputation as the clear innovator in the sorghum-to-ethanol business.”

Chief Financial Officer Paul Kuc reported that expenses for the company’s second fiscal quarter were largely in line with management’s expectations, and reflect increased levels of commercial crop management services and support provided to Ceres’ customers this season. He expects that the cost of the majority of these services will be covered by biomass sales and reimbursements following the harvest of Ceres’ sweet sorghum hybrids.

He also noted that the company has reallocated some of its research spending to reflect product advancements in its development pipeline. “We expect expenses related to early-stage, discovery research to trend lower as we complete this work and reallocate resources to field evaluations of our biotech traits, seed products and other commercialization activities,” he said.

SECOND QUARTER BUSINESS HIGHLIGHTS

•	Ceres reported that the majority of the hectares planted with its sweet sorghum products this season in Brazil are in good condition ahead of harvest.

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Based on customer reports, Ceres’ portfolio of sweet sorghum hybrids appears to be outperforming products from competitors at locations where side-by-side comparisons are available. Final results are not yet available.

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The company has successfully validated its high-sugar trait in sorghum. Initial evaluations of this biotech trait in non-commercial types have demonstrated significant increases in fermentable sugar concentration, increased juiciness and greater sucrose purity.

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Ceres trait developers have demonstrated higher-than-expected drought tolerance results in switchgrass. In field evaluations, plants with the company’s drought tolerance genes maintained 100% biomass yield levels under water deficits of approximately 50%.

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During the quarter ended February 28, 2013, Ceres was awarded six U.S. patents related to a commercial product, methods for improving plants and plant parts, and compositions of matter for protein-encoding DNA sequences.

SECOND QUARTER FINANCIAL RESULTS

Total revenues for the quarter ended February 28, 2013 were $1.0 million compared to $1.3 million for the same period last year. The decrease was due to lower collaborative research and government grant revenues as well as lower seed sales.

Cost of product sales increased to $2.3 million for the three months ended February 28, 2013 compared to $0.5 million for the same period in the prior year. The increase was due to expenses of $1.1 million for obsolete seed inventory, which primarily consisted of first generation sweet sorghum products, and $0.6 million related to as yet unharvested sweet sorghum crops produced under one of the company’s sales incentive and performance based promotional programs for the 2012-2013 growing season in Brazil.

Research and development expenses decreased to $4.4 million for the three months ended February 28, 2013 compared to $5.0 million for the same period in the prior year. The decrease was primarily attributable to reduced research personnel and related expenses in Brazil of $0.3 million as well as reduced expenses for supplies and external research and development in the U.S. of $0.3 million.

Selling, general and administrative expenses were $3.4 million for the quarter ended February 28, 2013 compared to $2.8 million for the same period last year. The increase is attributable to higher U.S. personnel expenses of $0.5 million and a $0.1 million increase in expenses related to expanded business operations and market development support in Brazil.

For the quarter ended February 28, 2013, Ceres reported a net loss of $8.97 million, or $0.36 per share, compared to a net loss of $6.83 million, or $2.48 per share, for the quarter ended February 29, 2012. Shares used in the calculation of net loss per share (basic and diluted) were 24,801,986 and 2,760,016 for the quarters ended February 28, 2013 and February 29, 2012, respectively.

At February 28, 2013, Ceres had cash and cash equivalents of $15.5 million and marketable securities of $29.4 million.

CONFERENCE CALL AND WEBCAST INFORMATION

Ceres has scheduled a conference call for 4:30 p.m. EDT (1:30 p.m. PDT) today to discuss second quarter results. The webcast of the conference call may be accessed at investor.ceres.net. Audio of the teleconference is also available by dialing:

North America callers:

(877) 838-4153

International callers:

+1 (720) 545-0037

An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

UPCOMING INVESTOR EVENTS

Ceres is scheduled to present at the Jefferies Global Industrials Conference on August 12, 2013 in New York City. The company’s slide presentation will be posted on the investor events page of the company’s website, www.ceres.net.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, short-term and long-term business strategies, market and industry expectations, future operating metrics, product yields and future results of operations and financial position, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Ceres’ views as of any date subsequent to the date of this press release.

CONTACT:

Ceres, Inc.

Gary Koppenjan

Investors (805) 375-7801

Media (805) 376-6546

ir@ceres.net

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CERES, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Revenues:
Product sales	$59	$111	$73	$387
Collaborative research and government grants	967	1,200	2,918	2,672

Total revenues	1,026	1,311	2,991	3,059

Cost and operating expenses:
Cost of product sales	2,280	487	2,980	1,249
Research and development	4,368	4,991	8,711	10,267
Selling, general and administrative	3,392	2,813	7,236	5,618

Total cost and operating expenses	10,040	8,291	18,927	17,134

Loss from operations	(9,014)	(6,980)	(15,936)	(14,075)
Interest expense	(1)	(107)	(1)	(218)
Interest income	49	2	78	6
Other income (expense)	—	254	—	(84)

Loss before income taxes	(8,966)	(6,831)	(15,859)	(14,371)
Income tax benefit (expense)	—	—	(1)	(1)

Net loss	$(8,966)	$(6,831)	$(15,860)	$(14,372)

Basic and diluted net loss per share attributable to common stockholders	$(0.36)	$(2.48)	$(0.64)	$(6.01)
Basic and diluted weighted average outstanding common shares used for net loss per share	24,801,986	2,760,016	24,747,344	2,389,543

CERES, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	February 28,	August 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$15,467	$21,069
Marketable securities	29,364	33,565
Prepaid expenses	664	1,050
Accounts receivable	697	765
Inventories	1,139	841
Other current assets	221	278

Total current assets	47,552	57,568
Property and equipment, net	5,241	5,756
Marketable securities	—	5,720
Other assets	107	203

Total assets	$52,900	$69,247

Liability and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$4,442	$5,476
Other current liabilities	223	732
Current portion of long-term debt	103	134

Total current liabilities	4,768	6,342
Other non-current liabilities	50	88
Long-term debt, net of current portion	76	256

Total liabilities	4,894	6,686

Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid in capital, $0.01 par value; 490,000,000 shares authorized; 24,801,986 shares issued and outstanding at February 28, 2013; 24,549,029 shares issued and outstanding at August 31, 2012	306,657	304,917
Accumulated other comprehensive loss	(718)	(283)
Accumulated deficit	(257,933)	(242,073)

Total stockholders’ equity	48,006	62,561

Total liabilities and stockholders’ equity	$52,900	$69,247